MEMORANDUM OF UNDERSTANDING



THIS  AGREEMENT  is  made  the  18th  day  of  February,  2003

BETWEEN

     HONG  YUAN  ENTERPRISE  LIMITED
     8/21  Yen  Arkard  Road,  Tung-Mahamek,
     Yannawa,  Bangkok  10120  Thailand

AND

     ASIA  PROPERTIES,  INC.
     114  W.  Magnolia  St,  #400-115
     Bellingham,  WA  98225  USA


(Collectively  the  "Parties")

                                    WHEREAS:-

A. Hong Yuan Enterprise Limited (hereinafter referred to as "HYEL") is a real estate limited liability corporation based in Bangkok, organized under the laws of Thailand.

B. Asia Properties, Inc. (hereinafter referred to as "API") is a company organized and existing under the laws of the state of Nevada, with offices in Bangkok, Thailand and Bellingham, WA, USA. MRCM. Richard CutlerI would delete the reference to trading unless it is required to do the transaction; otherwise the language is fine.

C. At the date hereof, API has 50 million shares of par value of US $0.001 each, of which approximately 6.6 million shares are issued and outstanding.

Following SEC clearance, API intends to meet the requirements of the NASDAQ Bulletin Board and to commence trading on the Over the Counter Bulletin Board within the first half of year 2003MRCM. Richard CutlerThis date may be aggressive since we not only need to get the SB-2 effective, we would also have to apply to the OTCBB. Six months may be too soon, but I would leave this reference anyway since it's listed as an "intention", then apply for the NASDAQ BBX which is presently targeted to initiate trading by Q4, 2003.

API's plan is to acquire, develop and manage resorts and hotels, initially in Thailand, then regionally in Asia and the South Pacific for significant capital gain and yields.

D. API is interested in purchasing a 100% interest in the 101 Rai of freehold / Nor Sor San, beach front land at Mai Khao, Phuket beach owned by HYEL.
E. API intends to provide funding for the development of a resort on the property.

NOW,  THEREFORE,  THE  PARTIES  HERETO  HEREBY  AGREE  AS  FOLLOWS:

1.     Expression  of  Interest

1.1 API desires to acquire a 100% interest of the 101 Rai freehold / Nor Sor San, at Mai Khao beach owned by HYEL for a purchase price of (Thai) Baht 404,000,000.

1.2 The parties will diligently and in good faith negotiate a definitive agreement (the "Definitive Agreement") incorporating the principal terms of the contemplated transaction as set forth herein and, in addition, such other terms and provisions, including appropriate representations and warranties, of a more detailed nature as the parties may agree upon. The Definitive Agreement shall be subject to board and shareholders approval for API.

1.3     API shall have a due diligence period of sixty
(60) days - the "due diligence period"). During the Due Diligence Period API will have the right to conduct a full due diligence investigation of and HYEL will provide all relevant information on their property, including a recent property evaluation, tax records, and land title, business records and any other information reasonably requested by API. API and its attorneys, accountants and financial advisors will have full access during normal business hours to all employees, consultants, assets, properties, books, accounts, records, tax returns, contracts and other documents of , provided, however that such access will not materially interfere with the normal business operations of . In the event the parties terminate their discussions for any reason API will promptly return all documents and other materials so provided to it.

2.     Confidentiality

2.1 API acknowledges that it owes an obligation of confidence to HYEL in respect of any Confidential Information provided by HYEL;

2.2 API further acknowledges that the Confidential Information (including any copies made thereof to API) is:-

a.     the  property  of  the HYEL, its subsidiaries and/or associate companies;

b. secret, confidential and valuable to HYEL, its subsidiaries and/or associate companies;



3.     Due  Diligence

3.1 HYEL shall furnish to API the information listed in the attached sheet, Annex A, and any additional items that may be necessary for API to make its initial evaluation of the potential investment. The due diligence period shall not be longer than {two} months from the date of this Agreement.

3.2 During the conduct of its due diligence the Parties will negotiate in good faith to enter into a Definitive Agreement.

3.3 Upon completion of its due diligence and wherein API finds there is a material change in the circumstances, resulting in dissatisfaction with its findings API will be permitted to terminate this agreement, and this Agreement shall be deemed terminated. Thereafter, there shall be no further right or obligation by either party towards the other except as defined within this Agreement.

5.     Terms  and  Conditions-  subject  to  contract

5.1 API will acquire 100% interest of the 101 Rai of Mai Khao Beach at a price of Baht 4 million per Rai. 404 million Thai Baht total acquisition price.

5.2 API will issue shares of its common stock to Koola Holding Limited or its nominees equivalent to its equity in the land of 224 million Baht. The API share price will be determined in the Definitive Agreement.

5.3 API will seek its own mortgage financing of 180 million Baht to pay the debt owed to Bangkok Bank by HYEL. to HYEL.

5.4 Commencing immediately, and its respective agents will not, nor will they permit any of their respective officers employees or agents (including and without limitation, investment bankers, attorneys and accountants) directly or indirectly to, solicit, or accept any offer for the purchase of the 101 Rai of Mai Khao beach land, whether as a primary or backup offer, or take any other action with intention or reasonable foreseeable effect of leading to any commitment or agreement to sell such property. In addition, will conduct its respective operations according to its ordinary and usual course of business consistent with past practices and will not enter into any material transactions or incur any material liabilities without obtaining the consent of API.



Termination

6.1 This Agreement shall expire in 90 days from the date of signing and shall be renewable only with the written agreement of both Parties. If at any time between the date of signing this Memorandum and closing there is any material change in circumstances, which adversely affect the fundamental understandings or spirit of this Memorandum, either party shall have the right to terminate this Memorandum.

7.     Governing  Law

7.1 This Agreement shall be governed by and shall be interpreted in accordance with the laws of {Thailand}.

Miscellaneous

8.1 This Agreement is an expression of interest on the part of API in acquiring the 100% interest in the Mai Khao beach land 101 Rai owned by HYEL.
As such, any potential transaction is subject to contract to the execution by both Parties of a formal Investment agreement upon agreement of full Terms and Conditions for the transaction.

8.3 Both Parties agree that the consummation of the sale of Mai Khao Beach land to API would be subject to obtaining all necessary comments, approvals, and consents and making all necessary filings with all relevant government authorities in addition to board approval of both Parties.

8.4 Each provision of this Agreement shall be deemed to be separate and severable from each other provision. If any provision of this Memorandum shall be invalid and not enforceable in accordance with its terms, all other provisions, which are self-sustaining and capable of separate enforcement without regard to any such invalid provisions, shall be and continue to be valid and enforceable in accordance with their terms.

The above terms are meant solely to indicate API's interest in the proposed acquisition. Except for "Confidentiality" (which shall be binding on the Parties hereto), nothing contained herein, whether stated or implied, shall impose any obligation of any kind upon HYEL or API.

Except as otherwise specifically set forth herein. Each party will bear its own attorneys, brokers, investment bankers, agents, and finders employed by, such party. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the contemplated transaction which may be asserted by any person based on any agreement or arrangement for payment by the other party.

The parties may execute this Memorandum of Understanding in two or more counterparts, each of which is deemed to be an original and all of which will constitute one agreement, effective as of the date given above.

Representations,  Warranties  and  Undertakings


9.1 API represents and warrants that the company is a qualified investor and investment partner in good standing within the laws of USA. All relevant liabilities will have been disclosed prior to the date of signing the Definitive Agreement.

9.2 HYEL represents and warrants that all liabilities, liens and encumbrances of the land the will have been disclosed prior to the date of signing the Definitive Agreement.

9.3 Both parties agree to work together to secure the required development approvals for a resort from the relevant authorities in Phuket.


IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed the day and year first above written.


SIGNED  BY
for  and  on  behalf  of
ASIA  PROPERTIES,  INC.




Witnessed  by:



SIGNED  BY
for  and  on  behalf  of
HONG  YUAN  ENTERPRISE  LIMITED




Witnessed  by:










ANNEX  A

API  will  require  the  following  from  HYEL:

1.     Land  title  deed
2.     A  current  property  valuation
3. An opinion as to the ability to get necessary building approvals from the Phuket Government authorities.